Exhibit 99.1
U.S. CELLULAR ANNOUNCES CEO TRANSITION

Therivel to lead U.S. Cellular upon Meyers Retirement

CHICAGO, June 1, 2020 -- U.S. Cellular (NYSE: USM), an 83%-owned subsidiary of Telephone & Data Systems (NYSE: TDS) announced today that Laurent C. Therivel (“LT”) will be appointed President and Chief Executive Officer, effective July 1, 2020. Kenneth R. Meyers will be appointed to “Senior Advisor to the CEO” until his retirement on September 4, 2020. Meyers and Therivel will work closely to ensure a smooth transition period. Therivel will also be appointed to replace Meyers on both the U.S. Cellular and TDS Boards of Directors.

Therivel, 45, joins U.S. Cellular from AT&T where he served most recently as CEO of AT&T Mexico, a wireless company that operates under the AT&T and Unefon brands, where he led a team of over 18,000 employees. Prior to joining AT&T, Therivel served as Chief Operating Officer for IPcelerate, Inc., a Voiceover- IP applications development company.

“As a result of an orderly succession planning process and an extensive search, we are very pleased to announce LT’s appointment,” commented LeRoy T. Carlson, Jr., Chairman of U.S. Cellular and President and CEO of TDS. “With his deep experience in the telecommunications industry, LT brings tremendous insight and perspective to this role. During his years at AT&T he had a variety of important assignments leading wireless and wireline operations, strategy and finance. He is highly customer-focused which aligns well with U.S. Cellular’s mission of providing exceptional wireless experiences to our customers. I am confident LT’s leadership, experience and collaborative style will build upon the success that U.S. Cellular has achieved under Ken Meyers’ leadership.”

“I look forward to joining U.S. Cellular, which is in a strong position to continue providing customers with high-quality wireless service,” said Therivel. “More than ever, the essential nature of our solutions has been validated over the past few months during the pandemic. I am excited to work alongside U.S. Cellular’s talented management team and with all of its associates to build on the successes of its customer and community-focused strategies. I am honored to have the opportunity to contribute to U.S. Cellular’s bright future and am intensely focused on working toward long-term growth and sustainability.”

“We greatly thank Ken for his many years of exemplary service to U.S. Cellular and the TDS Enterprise,” continued Mr. Carlson. “This includes his many contributions to the growth and development of thousands of associates through 33 years of dedicated leadership. We wish him much health and happiness during this next chapter in his life.”

“Ken has spent over three decades of his career with TDS and U.S. Cellular in a variety of leadership positions including executive vice president and CFO for both Companies. Throughout his time as CEO, Ken applied his deep understanding of our industry, as well as his strategic and financial knowledge to further improve U.S. Cellular’s performance and operational efficiency. He led and developed a strong senior management team to execute aggressive, yet economically sound, customer-focused strategies. Ken’s effective leadership and commitment to the Company’s culture will leave a lasting effect on U.S. Cellular.”

Therivel holds an MBA from the Harvard Business School and a double major in Business Administration and Marketing from the University of Texas A&M. He also served as a Communications Officer in the US Marine Corps.

About U.S. Cellular
U.S. Cellular is the fourth-largest full-service wireless carrier in the United States, providing national network coverage and industry-leading innovations designed to elevate the customer experience. The Chicago-based carrier is building a stronger network with the latest 5G technology and offers a wide range of communication services that enhance consumers’ lives, increase the competitiveness of local businesses and improve the efficiency of government operations. To learn more about U.S. Cellular, visit one of its retail stores or uscellular.com. To get the latest news, promos and videos, connect with U.S. Cellular on Facebook.com/uscellular, Twitter.com/uscellular and YouTube.com/uscellularcorp.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; cable and wireline broadband, video and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, U.S. Cellular, TDS Telecom, BendBroadband and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed 9,400 people as of March 31, 2020.

SOURCE U.S. Cellular and Telephone and Data Systems

Media Contact:

Kellie Szabo
U.S. Cellular
Cell 773.216.5133
Kellie.Szabo@uscellular.com

Investor Relations Contact:

Jane McCahon
TDS
Cell 312.437.4284
Jane.mccahon@tdsinc.com